EXHIBIT 11




                       CONSENT OF INDEPENDENT ACCOUNTANTS

             We hereby consent to the incorporation by reference in the prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 25, 1995, relating to the financial statements and financial highlights appearing in the September 30, 1995 Annual report to Shareholders of Fiduciary Capital Growth Fund, Inc., portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus and to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.




   PRICE WATERHOUSE LLP
   Milwaukee, Wisconsin
   January 29, 1996